Business Segment Operating Results
(Amounts in thousands, except ratios)

	2012
	Q1	Q2	Q3	Q4	Full Year

Insurance-Domestic:
Gross premiums written	$1,038,434	$1,051,138	$1,127,578	$1,044,015	$4,261,165
Net premiums written	882,943	869,319	952,332	865,289	3,569,883
Premiums earned	810,069	846,734	873,835	886,384	3,417,022
Pre-tax income	147,735	144,640	132,498	153,627	578,500
Loss ratio	62.9%	65.1%	62.9%	63.1%	63.5%
Expense ratio	33.2%	32.7%	31.8%	32.5%	32.5%
GAAP combined ratio	96.1%	97.8%	94.7%	95.6%	96.0%

Insurance-International:
Gross premiums written	$200,504	$217,062	$170,037	$214,454	$802,057
Net premiums written	167,994	174,976	140,444	181,045	664,459
Premiums earned	143,885	154,501	157,773	175,682	631,841
Pre-tax income	15,699	13,782	13,806	8,352	51,639
Loss ratio	57.3%	58.3%	57.8%	64.7%	59.7%
Expense ratio	40.3%	40.5%	41.3%	38.7%	40.2%
GAAP combined ratio	97.6%	98.8%	99.1%	103.4%	99.9%

Reinsurance-Global:
Gross premiums written	$162,588	$162,720	$197,109	$194,240	$716,657
Net premiums written	152,589	146,696	183,111	181,801	664,197
Premiums earned	145,697	146,122	154,925	177,909	624,653
Pre-tax income	31,638	27,454	23,048	21,550	103,690
Loss ratio	60.2%	61.6%	61.9%	72.1%	64.3%
Expense ratio	37.6%	38.6%	36.4%	33.2%	36.3%
GAAP combined ratio	97.8%	100.2%	98.3%	105.3%	100.6%

Consolidated:
Gross premiums written	$1,401,526	$1,430,920	$1,494,724	$1,452,709	$5,779,879
Net premiums written	1,203,526	1,190,991	1,275,887	1,228,135	4,898,539
Premiums earned	1,099,651	1,147,357	1,186,533	1,239,975	4,673,516
Loss ratio	61.8%	63.7%	62.1%	64.6%	63.1%
Expense ratio	34.7%	34.5%	33.7%	33.5%	34.1%
GAAP combined ratio	96.5%	98.2%	95.8%	98.1%	97.2%

Losses from catastrophes:
Insurance-Domestic	$4,378	$25,713	$5,909	$7,217	$43,217
Insurance-International	—	54	735	13,163	13,952
Reinsurance-Global	28	458	2,109	20,434	23,029
Total	$4,406	$26,225	$8,753	$40,814	$80,198

Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

Business Segment Operating Results
(Amounts in thousands, except ratios)

	2011	2010	2009

Insurance-Domestic:
Gross premiums written	$3,794,862	$3,388,709	$3,358,740
Net premiums written	3,238,120	2,938,223	2,931,188
Premiums earned	3,121,281	2,963,486	3,069,158
Pre-tax income	467,126	589,138	487,835
Loss ratio	64.9%	61.1%	62.0%
Expense ratio	32.6%	32.5%	31.2%
GAAP combined ratio	97.5%	93.6%	93.2%

Insurance-International:
Gross premiums written	$681,424	$508,350	$360,511
Net premiums written	551,910	430,252	302,594
Premiums earned	508,509	378,693	268,726
Pre-tax income	36,912	15,172	20,691
Loss ratio	57.4%	59.2%	56.8%
Expense ratio	42.7%	43.6%	43.8%
GAAP combined ratio	100.1%	102.8%	100.6%

Reinsurance-Global:
Gross premiums written	$601,027	$519,018	$534,188
Net premiums written	567,338	482,451	496,313
Premiums earned	531,077	493,403	467,965
Pre-tax income	85,271	134,996	88,058
Loss ratio	64.3%	55.9%	59.9%
Expense ratio	38.0%	38.6%	37.3%
GAAP combined ratio	102.3%	94.5%	97.2%

Consolidated:
Gross premiums written	$5,077,313	$4,416,077	$4,253,439
Net premiums written	4,357,368	3,850,926	3,730,095
Premiums earned	4,160,867	3,835,582	3,805,849
Loss ratio	63.9%	60.2%	61.4%
Expense ratio	34.6%	34.4%	32.9%
GAAP combined ratio	98.5%	94.6%	94.3%

Losses from catastrophes:
Insurance-Domestic	$104,306	$73,487	$62,815
Insurance-International	13,840	4,000	—
Reinsurance-Global	35,219	4,000	—
Total	$153,365	$81,487	$62,815

Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. GAAP combined ratio is the sum of the loss ratio and the expense ratio.